EXHIBIT 99.1

WaferGen Bio-systems Reports Results for Second Quarter 2015

Company Continues to Advance Single Cell Analysis Technology According to Plan; Full Commercial Launch on Track for Fourth Quarter of 2015

Early Access Program for WaferGen’s Single Cell Analysis Technology Fully Enrolled; Initial Data Anticipated in Third Quarter

FREMONT, California -- August 5, 2015 – WaferGen Bio-systems, Inc. (NasdaqCM: WGBS) announced today its financial results for the second quarter and six months ended June 30, 2015.

Key Recent Highlights

•	Early Access Program (EAP) for WaferGen’s single cell analysis technology ongoing; initial data expected in third quarter

•	Established MD Anderson Cancer Center in Houston, TX, as the Company’s fourth collaborator within the EAP

•
Selected by Annoroad, China’s leading developer of cancer genome analysis, to provide high throughput target enrichment of inherited cancer genes, SNP genotyping services and library quantification for next-generation sequencing (NGS)

•	Presented updated data isolating and studying single cells via NGS with the Broad Institute at the European Society of Human Genetics Conference 2015 in Glasgow, Scotland

“I joined WaferGen primarily because of the potential of its SmartChip technology in single cell analysis, and during my initial tenure I have become even more convinced of the significant value it could bring to the field and its application in drug development,” said Rollie Carlson, Ph.D., President and CEO of WaferGen. “I am extremely pleased with the progress we are making with our early access program, with four leading collaborators now on board, and expect initial data from this work in the third quarter. In addition, we continue to expect the full commercial launch of our single cell technology during the fourth quarter of 2015. We believe our single-cell business will be the primary driver of WaferGen’s long-term growth and, going forward, will be where our resources are primarily directed.”

“In regards to our current base business, due to a delay of the launch of a clinical test by a large reference lab customer, as well as some ongoing commercial challenges in Europe due to overall conditions in this market, we are revising our full-year 2015 revenue guidance to between $7.5 million and $7.8 million from $8.0 million to $8.5 million,” continued Dr. Carlson. “While we are reducing guidance, the fundamentals of the company are still on track.  Revenues are below original guidance, but the demand for our core products remains strong and our revised guidance still represents 25-30% revenue growth over 2014.”

Second Quarter Ended June 30, 2015
Total revenue for the three months ended June 30, 2015, including, product, license and royalty revenue, was $1.6 million, compared to $1.7 million for the prior year period. The decrease in revenue is primarily due to a reduction in sales of SmartChip capital equipment. License and royalty revenue, at $125,000 in the three months ended June 30, 2015, was unchanged from the prior year period.

Gross profit and gross profit margins in the second quarter of 2015 were $934,000 and 58%, respectively, compared to gross profit and gross profit margins of $975,000 and 56%, respectively, in the second quarter of 2014.

Operating expenses in the three months ended June 30, 2015 totaled $4.8 million, compared to $4.1 million in the same period of 2014. Sales and Marketing expenses decreased by $132,000 to $1.2 million, compared to approximately $1.4 million in the three months ended June 30, 2014. Research & Development expenses increased $806,000 to approximately $2.3 million, compared to approximately $1.5 million in the June 2014 quarter, primarily as a result of increased activities related to the development and commercialization of our single cell products. General and Administrative expenses decreased $37,000, or 3%, to approximately $1.3 million, compared to approximately $1.3 million in the June 2014 quarter.

Net loss for the three months ended June 30, 2015, was $3.8 million, or $0.67 per share, compared to a net loss of $2.1 million, or $2.28 per share, in the same period of 2014.

Six Months Ended June 30, 2015
Total revenue for the six months ended June 30, 2015, including product, license and royalty revenue, was $2.8 million, compared to approximately $3.1 million in the same period of 2014, primarily due to a reduction in sales of SmartChip capital equipment. License and royalty revenue was unchanged at $250,000 in the six months ended June 30, 2015.

In the six months ended June 30, 2015, gross profit and gross profit margins were approximately $1.7 million and 60%, respectively, compared to gross profit and gross profit margins of approximately $1.8 million and 57%, respectively, in the same period of 2014.

Operating expenses in the six months ended June 30, 2015 totaled $10.1 million, compared to $7.6 million recorded in the same period of 2014. Sales and Marketing expenses decreased by $172,000 to approximately $2.5 million, compared to approximately $2.6 million in the same period of 2014. Research and Development expenses increased $1.9 million to approximately $4.8 million, compared to $2.8 million in the same period of 2014, primarily as a result of continuing development and commercialization of our single cell products. General and Administrative expenses increased $753,000 to approximately $2.9 million, as compared to $2.1 million in the same period of 2014, primarily as a result of an increase in stock compensation expense.

Net loss for the June 2015 period was $8.6 million, or $1.52 per share, an increase of $3.9 million compared to a net loss of $4.6 million, or $5.07 per share, in the same period of 2014.

At June 30, 2015, the Company had cash & cash equivalents of $7.4 million, compared to $14.7 million at December 31, 2014.

2015 Guidance
Based on current sales trends and expectations, WaferGen is revising full-year 2015 revenue guidance to $7.5 million - $7.8 million, down from $8.0 million - $8.5 million. This guidance excludes revenue from our single cell products, currently being developed. At present, we cannot predict with any degree of certainty the timing of revenue for the single cell products we intend to commercialize.

Conference Call & Webcast
Wednesday, August 5, 2015 @ 5:00pm Eastern Time
Domestic:             877-407-3982
International:             201-493-6780
Conference ID:         13615473
Webcast:            http://public.viavid.com/player/index.php?id=115605

Replays available until August 19, 2015
Domestic:             877-870-5176
International:             858-384-5517
Passcode:             13615473

About WaferGen
WaferGen Bio-systems, Inc. is a life science company that offers innovative genomic solutions for clinical testing and research. The SmartChip MyDesign™ Real-Time PCR System is a high-throughput genetic analysis platform for profiling and validating molecular biomarkers via microRNA and mRNA gene expression profiling, as well as single nucleotide polymorphism (SNP) genotyping. The SmartChip TE System is a novel product offering for target enrichment geared towards clinical Next-Gen sequencing (NGS). The Seq-Ready TE™ System, powered by SmartChip massively-parallel singleplex PCR technology, is an innovative one-step target enrichment and library preparation solution. The Company now also offers the Apollo 324™ product line used in library preparation for NGS. These three complementary technologies offer a powerful set of tools enabling more accurate, faster and cheaper genetic analysis based on Next-Gen Sequencing and Real-Time PCR. In addition, WaferGen has established proof-of-concept for its single cell technology, which is based on the Company’s SmartChip™ platform. WaferGen’s scientists have successfully isolated single cells and produced excellent results in downstream processing of these individual cells, including RNA sequencing.

For additional information, please see http://www.wafergen.com

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses, expected cash usage, our expectations regarding our development of future products including single cell analysis technologies and our expectations concerning our competitive position and business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

INVESTOR CONTACTS:

LifeSci Advisors, LLC
Brian Ritchie
BRitchie@LifeSciAdvisors.com

WaferGen Bio-systems, Inc.
Rollie Carlson
Rollie.Carlson@wafergen.com

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Product	$1,485	$1,608	$2,506	$2,889
License and royalty	125	125	250	250
Total revenue	1,610	1,733	2,756	3,139
Cost of product revenue	676	758	1,090	1,365
Gross profit	934	975	1,666	1,774
Operating expenses:
Sales and marketing	1,232	1,364	2,465	2,637
Research and development	2,279	1,473	4,750	2,840
General and administrative	1,252	1,289	2,854	2,101
Total operating expenses	4,763	4,126	10,069	7,578
Operating loss	(3,829)	(3,151)	(8,403)	(5,804)
Other income and (expenses):
Interest expense, net	(107)	(109)	(213)	(212)
Gain on revaluation of warrant derivative liabilities, net	104	1,158	40	1,374
Miscellaneous income (expense)	11	(1)	(49)	(4)
Total other income and (expenses)	8	1,048	(222)	1,158
Net loss before provision for income taxes	(3,821)	(2,103)	(8,625)	(4,646)
Provision for income taxes	—	—	2	3
Net loss	$(3,821)	$(2,103)	$(8,627)	$(4,649)
Net loss per share - basic and diluted	$(0.67)	$(2.28)	$(1.52)	$(5.07)
Shares used to compute net loss per share - basic and diluted	5,677	922	5,668	917

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(In thousands, except par value)

	June 30, 2015	December 31, 2014
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$7,368	$14,732
Accounts receivable	1,372	1,481
Inventories, net	834	813
Prepaid expenses and other current assets	533	380
Total current assets	10,107	17,406
Property and equipment, net	963	869
Goodwill	990	990
Intangible assets, net	1,137	1,362
Other assets	80	80
Total assets	$13,277	$20,707
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,503	$1,494
Accrued payroll and related costs	1,498	1,379
Current portion of long-term debt	176	117
Other current liabilities	867	832
Total current liabilities	4,044	3,822
Long-term debt, net of discount and current portion	2,468	2,235
Warrant derivative liabilities	86	126
Other liabilities	361	444
Total liabilities	6,959	6,627
Stockholders’ equity:
Common Stock	106,476	105,611
Accumulated deficit	(100,158)	(91,531)
Total stockholders’ equity	6,318	14,080
Total liabilities and stockholders’ equity	$13,277	$20,707